CHIEF COMPLIANCE OFFICER SERVICES AGREEMENT

AMENDMENT NO. 1

This amendment (the “Amendment”) between the parties signing below (“Parties”) is entered into on October 17, 2019 and amends the Existing Agreement retroactively as described herein:

Term	Means
“Existing Agreement”	The Chief Compliance Officer Services Agreement, by and between the Trust, a Delaware statutory trust, on behalf of the series listed in the Existing Agreement (each a “Fund”), and ALPS, a Colorado corporation.
“ALPS”	ALPS Fund Services, Inc.
“Trust”	ALPS Series Trust

Except as amended hereby, all terms of the Existing Agreement remain in full force and effect. This Amendment includes the amendments in Schedule A and general terms in Schedule B.

IN WITNESS WHEREOF, the Parties have caused this Amendment to be executed by their duly authorized representatives.

ALPS Fund Services, Inc.	ALPS Series Trust
By:	By:
Name:	Name:
Title:	Title:

Schedule A to this Amendment

Amendments

The Trust confirms that, despite the change in one Fund’s adviser and liquidation of the other Fund referenced in Exhibit A of the Existing Agreement, the Trust desires for the Existing Agreement to continue in effect with the remaining Fund under its current adviser. Accordingly, the Existing Agreement is amended as follows, each revision effective retroactively as of September 12, 2019:

1.	Section 8(a)(iii) of the Existing Agreement is deleted in its entirety and replaced with the following:

“(iii) [Intentionally removed]”

2.	“Exhibit A - List of Funds” of the Existing Agreement is deleted in its entirety and replaced with “Exhibit A - List of Funds” as attached hereto.

3.	The exhibit setting forth the fees attached to the Existing Agreement was erroneously titled “Exhibit B – Fees” instead of “Exhibit C – Fees.” Accordingly, the title of “Exhibit B – Fees” of the Existing Agreement is revised to read as follows:

“Exhibit C – Fees.”

Schedule B to this Amendment

General Terms

1.	Capitalized terms not defined herein shall have the meanings given to them in the Existing Agreement.

2.	The Parties’ duties and obligations are governed by and limited to the express terms and conditions of this Amendment, and shall not be modified, supplemented, amended or interpreted in accordance with, any industry custom or practice, or any internal policies or procedures of any Party. This Amendment (including any attachments, schedules and addenda hereto), along with the Existing Agreement, as amended, contains the entire agreement of the Parties with respect to the subject matter hereof and supersedes all previous communications, representations, understandings and agreements, either oral or written, between the Parties with respect thereto.

3.	This Amendment may be executed in counterparts, each of which when so executed will be deemed to be an original. Such counterparts together will constitute one agreement. Signatures may be exchanged via facsimile or electronic mail and signatures so exchanged shall be binding to the same extent as if original signatures were exchanged.

4.	This Amendment and any dispute or claim arising out of or in connection with it, its subject matter or its formation (including non-contractual disputes or claims) shall be governed by and construed in accordance with the laws of the same jurisdiction as the Existing Agreement.

Exhibit A

List of Funds

(Revised as of September 12, 2019)

American Independence Kansas Tax-Exempt Bond Fund*

*Or as such name may later be changed.